Exhibit 10.2

FISERV, INC.

EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT

Employee/Optionee: Jeffery W. Yabuki	Date: December 1, 2005

Number of Shares of Common Stock Subject To This Agreement: 145,000

Pursuant to the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) of Fiserv, Inc. (the “Company”) has granted to you on this date an option (the “Option”) to purchase the number of shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), set forth above. Such number of shares (as such may be adjusted as described in Section 10(a) below) is herein referred to as the “Option Shares”. The terms and conditions of the Option are set forth in the agreement below (the “Agreement”):

The Option is intended to be (and will be treated as) a “non-qualified stock option” for Federal income tax purposes. The Option will not be treated either by you or the Company as an “incentive stock option”, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Date of Grant. This Option is granted to you on the date first above written (the “Date of Grant”).

2.	Termination of Option. Your right to exercise this Option (and to purchase the Option Shares) shall expire and terminate in all events on the earlier of (a) the close of business on the tenth anniversary of the Date of Grant (the “Expiration Date”), or (b) the date provided in Section 7 hereof.

3.	Option Price. The purchase price to be paid upon the exercise of this Option will be [ ] per share, being the fair market value of such shares on the Date of Grant.

4.	Provisions Relating to Exercise.

(a)	Commencing on first anniversary of the Date of Grant you will become entitled to exercise this Option with respect to 20% of the Option Shares. Commencing on each of the four succeeding anniversaries of Date of Grant, you will become entitled to exercise this Option with respect to an additional 20% of the Option Shares.

(b)	Once you become entitled to exercise any part of this Option (and purchase Option Shares) as provided in Section 4(a) hereof, that right will continue until the Expiration Date or, if earlier, the date provided in Section 7. The right to purchase Option Shares under this Option is cumulative, so that if the full number of Option Shares purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter during the term of the Option.

(c)	The Committee, in its sole discretion, may at any time accelerate the time at which this Option first becomes exercisable by you with respect to any Option Shares.

5.	Restrictive Covenants. If you violate any of the restrictive covenants in Section 7.3.1 of your Employment Agreement with the Company dated November 7, 2005 (the “Employment Agreement”) in addition to other remedies of law, your right to exercise this Option shall terminate immediately. Furthermore, the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred part of the Option at any time if you are not in compliance with all applicable provisions of this Agreement and the Plan, or if you violate Section 7.3.1 of the Employment Agreement. In addition, failure to comply with the provisions of Section 7.3.1 of the Employment Agreement prior to and during the 12 months after any exercise, payment or delivery of Option Shares pursuant to all or any part of this Option shall cause such exercise, payment or delivery to be rescinded. The Company will notify you in writing of any such rescission within 24 months after such exercise, payment or delivery. Within 10 days after receiving such notice from the Company, you will pay to the Company, as a result of the rescinded exercise, payment or delivery of Option Shares, an amount equal to the difference between the fair market value of such Option Shares on the date of exercise and the amount you paid to obtain such Option Shares.

6.	Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.wachovia.com/corp_inst/soa/login, or the website of any successor administrative agent, or call their toll free number at 1-877-828-0483 or contact the Company at its then principal office (presently 255 Fiserv Drive, Brookfield, WI 53045, Attn: Corporate Finance), specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full option price for the Option Shares being purchased. Payment of the option price must be made in accordance with the Plan. In no event may a fraction of a share be exercised or acquired.

7.	Termination of Employment/Change of Control

(a)	Upon the occurrence of the following events, the vesting of the Option with respect to all remaining Option Shares that are not yet vested shall be accelerated in full and shall remain exercisable in accordance with the following terms:

i.	Without Cause or With Good Reason. If your employment is terminated by the Company (other than for death, Disability or Cause), or if you terminate employment with Good Reason in accordance with Paragraph 6.1.5 of the Employment Agreement (as such capitalized terms are defined in the Employment Agreement), then the Option shall remain exercisable per the terms contained herein for a period of two (2) years following the date of termination of employment.

ii.	Disability/Death. If your employment terminates as a result of Disability (as defined in the Employment Agreement), or death, then you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise this Option per the terms contained herein within one (1) year after your employment terminates.

(b)	Retirement. If your employment terminates due to your retirement at age 55 or older with 25 years of service, retirement at age 62 or older with 10 years of service or retirement at age 65 or older, then you are entitled to exercise this Option to the extent that you were entitled to exercise the Option as of the date of retirement per the terms contained herein within one (1) year after your employment terminates.

(c)	Cause. If your employment is terminated for Cause (as defined in the Employment Agreement) this Option shall terminate immediately.

(d)	Voluntary Resignation. If you terminate employment voluntarily without the consent of the Company for any reason not described above, then you may exercise your Option to the extent that you were entitled to exercise such Option as of the date of termination, for a period of thirty (30) days following your termination of employment. Your Option with respect to the unvested Option Shares shall terminate upon such termination of employment.

(e)	Change of Control. If a Change of Control of the Company (as defined in the Plan) occurs, this Option shall become fully vested and exercisable with respect to all Option Shares covered by this Option and the Option shall remain exercisable in accordance with the Key Executive Employment and Severance Agreement dated November 7, 2005 (the “KEESA”).

(f)	Expiration Date. Notwithstanding any provision contained in this Section 7 to the contrary, in no event may this Option be exercised to any extent by anyone after the Expiration Date.

8.	Securities Representations. You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333-34310) with respect to the

Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933 (the “Securities Act”)) of the Company, you may not re-sell any shares acquired pursuant to the exercise of this Option except pursuant to a Registration Statement meeting the requirements of the Securities Act or an exemption from the registration requirements of the Securities Act. You represent and agree that you will comply with all applicable laws relating to the Plan and the grant and exercise of this Option and the disposition of the Option Shares, including without limitation federal and state securities and “blue sky” laws.

The Company may affix appropriate legends upon the certificates for the Option Shares and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or (b) implement the provisions of the Plan or any agreement between the Company and you with respect to such Option Shares.

9.	Tax Representations.

(a)	You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Option to you, the exercise of this Option and purchase of Option Shares and the subsequent sale or other disposition of any Option Shares. In addition, you understand and agree that, when you exercise the Option and thereby realize gross income (if any) taxable as compensation in respect of such exercise, the Company will be required to withhold Federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such exercise. Accordingly, at or prior to the time that you exercise the Option, you hereby agree to provide the Company with cash funds or Common Stock (subject to Section 9(b)) equal in value to the total federal, state and local taxes and other amounts required to be withheld by the Company or its subsidiary in respect of any such compensation income or make other arrangements satisfactory to the Company regarding such payment. All matters with respect to the total amount to be withheld shall be determined by the Committee in its sole discretion.

(b)	You may satisfy the Company’s withholding tax requirements by electing to have the Company withhold that number of shares of Common Stock otherwise deliverable to you upon exercise of the Option or to deliver to the Company a number of shares of Common Stock, in each case, having a Fair Market Value on the Tax Date (as such terms are defined below) equal to the minimum amount required to be withheld as a result of the exercise of the Option. The election must be made in writing in accordance with such rules and regulations and in such form as the Committee may determine. The election must be delivered to the Company prior to the Tax

Date. If the number of shares so determined shall include a fractional share, then you shall deliver cash in lieu of such fractional share. As used herein: (y) “Tax Date” means the date on which you must include in your gross income for federal income tax purposes the fair market value of the Common Stock deliverable to you upon exercise of the Option; and (z) “Fair Market Value” means the per share closing price on the date in question on the principal market in which shares of stock which are equivalent to the Option Shares then traded or, if no sales of such stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted.

10.	General Provisions.

(a)	If the total outstanding shares of Common Stock of the Company shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination, exchange of shares, declaration of any dividends payable in Common Stock, or the like, then the number and kind of Option Shares (and option price per share) subject to the unexercised portion of this Option shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be effective and binding. Such adjustment may provide for the elimination of fractional shares which might otherwise be subject to the Option without payment therefor.

(b)	Neither the Plan nor this Option shall confer upon you any right to continue to be employed by the Company or any subsidiary of the Company or limit in any respect any right of the Company or any subsidiary of the Company to terminate your employment at any time, without liability.

(c)	This Agreement, the Plan, the Employment Agreement and the KEESA contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(d)	This Agreement may not be amended, changed or waived other than by written instrument signed by the parties hereto.

(e)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(g)	The Company and you agree that they will both be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.wachovia.com/corp_inst/soa/login), or the website of any successor administrative agent, or a paper copy is available upon request. Any capitalized term not defined herein shall have the meaning ascribed to it in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

(h)	This Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during your lifetime, only by you or your legal representatives.

(i)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(j)	You shall not have the rights of a shareholder with respect to any shares of Common Stock to be acquired upon exercise of this Option until the stock certificate representing such shares is issued.

(k)	You understand that, under the terms of the Plan and this Agreement, the Company may cancel or rescind this Option in certain circumstances, including, without limitation, if you violate the provisions of Section 7.3.1 of the Employment Agreement prior to, or within 12 months after, the exercise of any Option Shares.

Please acknowledge acceptance of this Agreement by signing the enclosed copy of this Agreement in the space provided below.

FISERV, INC.

By:
Kenneth R. Jensen, Sr. Executive Vice President

Accepted and Agreed to:

Jeffery W. Yabuki